Exhibit 10.2

F-star Therapeutics Inc 245 First Street Riverview II Floor 18 Cambridge, MA 02142 USA
www.f-star.com

Darlene Deptula-Hicks

Crimson Consulting, LLC

Addresses

6 April 2022

Dear Darlene,

Amendment to Consulting Agreement

I am writing to confirm an Amendment to your August 1, 2021 Consulting Agreement with the Company (the “Consulting Agreement”) with effect from 31 March, 2022.

The parties hereby agree as follows:

1.
Section 14.3 of the Consulting Agreement is amended by adding the following to the end of the current Section 14.3:

In circumstances where a Without Cause Termination or a termination by Consultant for Good Reason (as defined below) takes effect during the 12 month period immediately following a Change of Control (as defined below), any options or RSUs granted to Consultant under any equity incentive plan adopted or to-be-adopted by Client shall vest in full.

For purposes of this Section 14.3:

“Good Reason” means: (a) material diminution in the nature or scope of Consultant’s duties, or responsibilities occurring without Consultant’s consent; or (b) a material reduction in Consultant’s compensation without Consultant’s consent, which for purposes of this Agreement shall mean a reduction of more than fifteen percent (15%) in the aggregate of Consultant’s Hourly Fees as compared to the aggregate Hourly Fees received by Consultant during the 12 month period immediately prior to the Change of Control.

“Change of Control” means the occurrence of any of the following events:

(a)
a sale, lease or other disposition of all or substantially all of the assets of Client; or

(b)
a consolidation or merger of Client with or into any other corporation or other entity or person, or

F-star Therapeutics Inc Registered in Massachusetts as a Incorporated Company (Inc) - ID No. 0001566373 Organised under the laws of Delaware - USA any other corporate reorganisation, in which the shareholders of Client immediately prior to such consolidation, merger or reorganisation, own less than fifty percent (50%) of the outstanding voting power of the surviving entity (and its parent) following the consolidation, merger or reorganisation; or

(c)
any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of Client’s outstanding voting power is transferred.

2.
Except as specifically modified herein, any of the other terms of the Consulting Agreement shall remain in full force and effect.

In witness whereof, the parties hereto have executed the Amendment as of the date first written above.

For F-star Therapeutics, Inc.		For Consultant

Signature:	/s/ Eliot R. Forster	Signature:	/s/ Darlene Deptula-Hicks

Name:	Eliot Forster	Name:	Darlene Deptula-Hicks

Title:	CEO	Title:	Chief Financial Officer

F-star Therapeutics Inc Registered in Massachusetts as a Incorporated Company (Inc) - ID No. 0001566373 Organised under the laws of Delaware - USA